Exhibit 10.7
WHEELING-PITTSBURGH STEEL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective August 1, 2006

ARTICLE I DEFINITIONS		2

1.1	“Account”	2
1.2	“Actuarially Equivalent”	2
1.3	“Annuity Forms of Benefit”	2
1.4	“Beneficiary”	2
1.5	“Board”	2
1.6	“Cause”	2
1.7	“Change in Control”	3
1.8	“Code”	4
1.9	“Company”	4
1.10	“Compensation”	4
1.11	“Compensation Committee”	4
1.12	“Contributions”	4
1.13	“Credited Service”	4
1.14	“Disability” or “Disabled”	4
1.15	“ERISA”	5
1.16	“Fifty Percent Joint and Survivor Annuity”	5
1.17	“Good Reason”	5
1.18	“Lump Sum”	6
1.19	“One Hundred Percent Joint and Survivor Annuity”	6
1.20	“Participant”	6
1.21	“Plan”	6
1.22	“Retirement Benefit”	6
1.23	“Separation from Service”	6
1.24	“Single Life Annuity”	6
1.25	“Specified Employee”	6
1.26	“Ten-Year Certain Annuity”	7
1.27	“Years of Credited Service”	7

ARTICLE II ADMINISTRATION		7

2.1	Compensation Committee	7
2.2	Claims Procedures	8

ARTICLE III PARTICIPATION, INITIAL ELECTIONS AND ALLOCATIONS		9

3.1	Participation	9
3.2	Initial Elections	9
3.3	Subsequent Elections	10
3.4	Company Contributions and Allocation	10
3.5	Earnings	10

ARTICLE IV RETIREMENT AND DEATH BENEFITS		11

4.1	Separation From Service	11

4.2	Vesting on Certain Separations From Service	11
4.3	Death Benefit	11
4.4	Separation from Service Prior to Vesting or For Cause	11
4.5	Effect of Change in Control	12
4.6	Compliance with Certain Obligations	12

ARTICLE V TIMING AND FORM OF RETIREMENT BENEFIT		12

5.1	Timing	12
5.2	Form	15
5.3	Effect of Separation From Service and Reemployment	15

ARTICLE VI FUNDING		16

ARTICLE VII AMENDMENT AND TERMINATION		16

7.1	Amendment	16
7.2	Termination	16

ARTICLE VIII GENERAL PROVISIONS		17

8.1	Payments to Minors and Incompetents	17
8.2	No Contract	18
8.3	Non-Alienation of Benefits	18
8.4	Income Tax Withholding	18
8.5	Governing Law	18
8.6	Captions	18
8.7	Severability	19
8.8	Notices	19
8.9	Binding Nature; Assignability	19
8.10	Gender, Singular and Plural	19
8.11	409A Compliance	19

APPENDIX A		1

APPENDIX B		1

WHEELING-PITTSBURGH STEEL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PREAMBLE
Effective August 1, 2006, the Board of Directors of Wheeling-Pittsburgh Corporation (the “Parent”) established this nonqualified deferred compensation plan referred to as the Wheeling-Pittsburgh Steel Corporation Supplemental Executive Retirement Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees of the Parent and its subsidiaries.
It is intended that the Plan be exempt from the reporting, disclosure, participation, vesting, funding and fiduciary responsibility requirements of Title I of the Employee Retirement Income Security Act of 1974 because it is an unfunded plan maintained by an employer for the purpose of providing benefits for a select group of management or highly compensated employees.

ARTICLE I
DEFINITIONS
The following words and phrases when used in the Plan shall have the meanings indicated in this Article I. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.
1.1	“Account” means the bookkeeping account maintained for each Participant on the books of the Company to which Company Contributions, and earnings and losses, thereon, are credited.

1.2	“Actuarially Equivalent” means a benefit of equal value, determined using (a) the annual interest rate on 30-year Treasury securities, as specified by the Commissioner of Internal Revenue pursuant to Section 417(e)(3)(A)(ii)(II) of the Code, for the month immediately preceding the month in which distribution of the Participant’s Retirement Benefit is made or commences, and (b) the 1994 Group Annuity Reserving Table projected using scale AA from 1994 to the calculation date.

1.3	“Annuity Forms of Benefit” means the Fifty Percent Joint and Survivor Annuity, the One Hundred Percent Joint and Survivor Annuity, the Single Life Annuity, and the Ten-Year Certain Single Life Annuity. All Annuity Forms of Benefit shall be of Actuarially Equivalent value.

1.4	“Beneficiary” means any individual designated by a Participant as his beneficiary in accordance with procedures established by the Compensation Committee. If a Participant has no Beneficiary designation in effect, or if the Participant’s designated Beneficiary predeceases the participant, the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, and if none, the Participant’s estate.

1.5	“Board” means the Board of Directors of the Parent.

1.6	“Cause” means (a) if the Participant is subject to an employment agreement with the Parent or Company containing a definition of “cause”, the meaning set forth in such employment agreement, or (b) if the Participant is not subject to an employment agreement with the Parent or Company, the Participant has (i) been convicted of, or has pled guilty or nolo contendere to, any felony, or any misdemeanor involving moral turpitude under the laws of the United States or any state or political subdivisions thereof; (ii) committed a breach of duty of loyalty which is materially detrimental to the Parent or Company; (iii) materially violated the provisions of any restrictive covenant applicable to the Participant; (iv) failed to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board (which are not unlawful to perform or to adhere to or follow and which are within the scope of the Participant’s duties) following a written warning that if such failure continues it will be deemed a basis for a “For Cause” dismissal; or (v) acted with gross negligence or willful misconduct in the performance of the Participant’s duties. No act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Parent or Company. Following a Change of Control, subsection (b)(iv) above shall be deleted from this definition of “Cause.”

1.7	“Change in Control” means the occurrence of any of the following:
(a)	a merger or consolidation of the Parent or Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Parent’s or Company’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Parent immediately prior to that transaction;

(b)	any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Parent, the Company or an affiliate, directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Parent’s outstanding securities pursuant to a tender or exchange offer made directly to the Parent’s stockholders; or

(c)	over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the members of the Board (rounded up to the next whole number, if a fraction) ceases to be composed of individuals who either (1) have been members of the Board continuously since the beginning of the 36-month period referred to above or (2) have been elected or nominated for election as Board members during such period by at least a majority of the members Board described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the Board, provided, however, that a Change of Control shall be deemed to have occurred in any event if, by reason of one or more actual or threatened proxy contests for the election of directors or otherwise, a majority of the Board shall consist of individuals, other than directors referred to in clause (1) above, whose election as members of the Board occur within such 36-month period at the request or on behalf of the same person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time).

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Company” means Wheeling-Pittsburgh Steel Corporation and any entity that acquires or succeeds to all or substantially all of the Company’s business or assets and any successor to any such entity.

1.10	“Compensation” means the total amount of a Participant’s base salary and any bonus or other cash incentive compensation (excluding any cash or other payment under or in connection with the Company’s equity incentive plans, including but not limited to the 2003 Management Stock Incentive Plan) paid or otherwise received by Participant during the applicable Plan Year. For a Participant’s initial year of participation in the Plan, only Compensation earned and payable after the effective date of the Participant’s participation in the Plan shall be included for purposes of this definition.

1.11	“Compensation Committee” means the Compensation Committee of the Board.

1.12	“Contributions” means the amounts contributed by the Company to the Plan on behalf of each Participant pursuant to Section 3.4.

1.13	“Credited Service” means all calendar months of employment with the Company and its subsidiaries, whether or not consecutive. Calendar months in which a Participant was employed at any time during the month shall be included in determining the Participant’s Credited Service. Notwithstanding the foregoing, the following special service rules shall apply:
(a)	a Participant shall not receive any Credited Service for pre-acquisition periods of employment for a company or business that is acquired by the Parent or its subsidiaries, whether by acquisition of stock, acquisition of assets, merger or otherwise; and

(b)	a Participant may be granted additional Credited Service at the sole discretion and approval of the Compensation Committee.
1.14	“Disability” or “Disabled” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and
(a)	renders the Participant unable to engage in any substantial gainful activity; or

(b)	because of which the Participant has been in receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
A Participant shall only be treated as Disabled for purposes of this Plan if the Participant has been determined to be disabled by an insurer providing disability insurance benefits under a disability insurance program sponsored by the Parent or Company, provided that the definition of disability used to determine eligibility for disability insurance benefits under such disability insurance program requires a level of disability that would satisfy the preceding provisions of this Section. Any Disability determination shall be made in accordance with Section 409A of the Code and any regulations or other guidance thereunder.

1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.16	“Fifty Percent Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is Actuarially Equivalent to a Lump Sum benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 5.1 and continuing for the lifetime of the Participant, with 50% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.

1.17	“Good Reason” means (a) if the Participant is subject to an employment agreement with the Parent or Company containing a definition of “good reason”, the meaning set forth in such employment agreement, or (b) if the Participant is not subject to an employment agreement with the Parent or Company, (i) with respect to a Participant who is a senior executive officer, the assignment to the Participant of any duties materially inconsistent with the Participant’s status as a senior executive officer of the Parent or Company, as applicable, or a meaningful alteration, adverse to the Participant, in the nature or status of the Participant’s responsibilities (other than reporting responsibilities); (ii) permanent relocation of the Participant’s principal place of employment to a location more than seventy-five miles distant from the Participant’s existing principal place of employment; (iii) a reduction by the Company in the Participant’s annual base salary except for across-the-board salary reductions similarly affecting all senior executives of the Parent or Company and all senior executives of any person in control of the Parent or Company; (iv) the failure by the Parent or the Company to continue in effect any compensation plan in which the Participant participates which is material to the Participant’s total compensation, or the continuation by the Parent or Company of Participant’s participation therein on a basis materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation, relative to other participants; or (v) the failure by the Parent or the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Parent’s or Company’s pension, life insurance, medical, health and accident, or disability plans at any time subsequent to the Effective Date, or the taking of any action by the Parent or Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at any time subsequent to the Effective Date. Notwithstanding the foregoing, the events described in (iv) and (v) above shall not constitute “Good Reason” where they are the direct result of the elimination or modification of benefit plans or arrangements by the Parent or Company with respect to employees generally. Unless otherwise provided by the Compensation

Committee, no termination by a Participant shall be deemed to be with “Good Reason” unless the Participant gives notice of such termination (including notice given under the terms of the Participant’s employment agreement with the Parent or Company, if applicable) within sixty (60) days of the occurrence of an event constituting “Good Reason” hereunder.

1.18	“Lump Sum” means a single sum benefit that is equal to the balance credited to a Participant’s Account.

1.19	“One Hundred Percent Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is Actuarially Equivalent to a Lump Sum benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 5.1 and continuing for the lifetime of the Participant, with 100% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.

1.20	“Participant” means an employee of the Parent or any of its subsidiaries who is selected for participation in accordance with Section 3.1.

1.21	“Plan” means this Wheeling-Pittsburgh Steel Corporation Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time in accordance herewith.

1.22	“Retirement Benefit” means the applicable benefit described in Article III.

1.23	“Separation from Service” means a Participant’s death, Disability, retirement or other termination of employment with the Parent, the Company and any subsidiaries thereof; provided, however, that, for purposes of this definition, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. The term “Separation from Service” shall be interpreted and applied in accordance with Section 409A of the Code and any regulations or other guidance thereunder.

1.24	“Single Life Annuity” means a form of payment that is Actuarially Equivalent to a Lump Sum benefit under which the benefit is paid in monthly installments commencing as set forth in Section 5.1 and continuing for the lifetime of the Participant.

1.25	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company,

determined in accordance with Section 409A of the Code and any regulations or other guidance thereunder.

1.26	“Ten-Year Certain Annuity” means, with respect to a Participant, a form of payment that is Actuarially Equivalent to a Lump Sum benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 5.1 and continuing for the longer of (a) the lifetime of the Participant or (b) 120 months. In the event that the Participant dies before having received payment for 120 months, the remaining installment payments that would have been paid to the Participant had the Participant survived to the end of the 120-month period shall be payable to such Participant’s Beneficiary.

1.27	“Years of Credited Service” means (a) the number of calendar months of Credited Service from the Participant’s original date of hire (taking into account all consecutive and nonconsecutive periods of employment), divided by (b) 12.
ARTICLE II
ADMINISTRATION
2.1	Compensation Committee
(a)	Responsibilities. The Plan shall be administered by the Compensation Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing the administration thereof. The Compensation Committee shall have full discretion to interpret and administer the Plan. The Compensation Committee’s decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties. Neither the Compensation Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.

(b)	Authority of Members. The members of the Compensation Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Compensation Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.

(c)	Authority to Delegate. Any responsibility or authority assigned to the Compensation Committee under the Plan may be delegated to any other committee, consisting of employees or other persons, or such other person or persons, by name or, in the case of a delegation to an employee of the Company, by title or position with the Company, consistent with the by-laws or other procedures of the Compensation Committee; provided that such delegation is revocable by the Compensation Committee at any time, in its discretion.

(d)	Records and Expenses. The Compensation Committee or its designees shall keep such records as may be necessary for the administration of the Plan and shall furnish such periodic information to Participants as may be necessary or desirable, in the sole discretion of the Compensation Committee. All expenses of administering the Plan shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.
2.2	Claims Procedures
(a)	General. All claims for benefits under the Plan shall be submitted to, and within 90 days thereafter decided by, in writing, the Compensation Committee. If the Compensation Committee determines that an extension of time for processing the claim is required, the Compensation Committee may extend the date by which a decision is required to 180 days after the claim is submitted provided that the Compensation Committee provides written notice of the extension to the claimant prior to the termination of the initial 90-day period, including the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render a decision.

(b)	Information Provided Upon Denial of a Claim. Written notice of the decision on each claim shall be furnished reasonably promptly to the claimant. If the claim is wholly or partially denied, such written notice shall set forth (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, as amended, following the denial of a claim on review.

(c)	Appeals Procedure. A claimant may request a review by the Compensation Committee of a decision denying a claim in writing within 60 days following receipt of the denial. All such reviews shall be decided in writing by the Compensation Committee within 60 days after receipt of the request for review. If the Compensation Committee determines that an extension of time for processing the review is required, the Compensation Committee may extend the date by which a decision is required to 120 days after the request for review is submitted provided that the Compensation Committee provides written notice of the extension to the claimant prior to the termination of the initial 60-day period, including the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render a decision.

(d)	In connection with a review of a denied claim for benefits, a claimant shall (i) have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and (ii) be provided, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim for benefits. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant related to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If a claim is denied upon review, the written notice of the denial shall specify (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial is based, and (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

(e)	Authorized Representative. The claimant may have an authorized representative act on the claimant’s behalf in pursuing a benefit claim or appeal of the denial of the benefit. In order for a representative to be recognized as acting on behalf of the claimant, the claimant must provide in writing to the Compensation Committee the name, address and phone number of his authorized representative and a statement that the representative is authorized to act in his behalf concerning his claim for benefit, and if applicable, an appeal of the denial of the benefit.
ARTICLE III
PARTICIPATION, INITIAL ELECTIONS AND ALLOCATIONS
3.1	Participation. The Participants in the Plan shall consist of those employees set forth in Appendix A, and such other employees of the Company and its subsidiaries who are selected by the Compensation Committee for participation. After the Compensation Committee approves participation for an individual, the Company or the Compensation Committee shall provide the individual with a notice of participation in the Plan and a description of the Plan.

3.2	Initial Elections.
(a)	General Rule. Within thirty (30) days of commencing participation in the Plan, or at such later date and under such conditions as may be permitted under Section 409A of the Code and any guidance of the Internal

Revenue Service thereunder, the Participant may make a written election, to the extent permitted by the Compensation Committee, to (i) receive his Retirement Benefit in one of the optional forms of benefit described in Section 5.2(b) instead of a Lump Sum distribution as set forth in Section 5.2(a), or (ii) designate a commencement date for payment of his Retirement Benefit that is later than the date specified in Section 5.1(a).

(b)	New Payment Elections by December 31, 2006. Notwithstanding the provisions of Section 3.2(a), a Participant may file the election described in Section 3.2(a) at any time on or before December 31, 2006 and such election shall be immediately effective; provided, that no election made under this Section 3.2(b) on or after August 1, 2006 shall (i) affect any payment that would otherwise be made during the 2006 calendar year, or (ii) cause any payment that would otherwise be payable later than the 2006 calendar year to be made during the 2006 calendar year.
3.3	Subsequent Elections. A Participant may make a written election, to the extent permitted by the Compensation Committee, to (a) change the form of payment provided under Section 5.2(a) or as previously-elected by the Participant, or (b) change the commencement date provided under Section 5.1(a) or as previously-elected by the Participant to a later commencement date; provided, however, that, except as may be otherwise permitted by the Compensation Committee consistent with the requirements of Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, any such election by a Participant shall be subject to the following requirements: (i) the election must not take effect until at least 12 months after the date on which the election is made; (ii) the commencement date elected must be at least 5 years later than the commencement date otherwise applicable under Section 5.1(a); and (iii) the election may not be made less than 12 months prior to the commencement date otherwise applicable under Section 5.1(a).

3.4	Company Contributions and Allocation. The Company shall credit to each Participant’s Account the amount described in Appendix B. Allocations under this Section 3.4 shall be credited to the respective Accounts of the Participants for whom they are made on at least a monthly basis. Participants who have a Separation from Service, other than a voluntary termination by the Participant without Good Reason, at any time during a calendar month shall be credited with a full monthly allocation of the Participant’s contribution to such Participant’s Account for the month in which the Participant has a Separation from Service.

3.5	Earnings. In accordance with Article II, the Compensation Committee shall select the measures to be used to determine the applicable earnings with respect to the Participants’ Accounts and such earnings shall be credited on at least an annual basis. Participants who have a Separation from Service, other than a voluntary termination by the Participant without Good Reason, at any time during a calendar month shall be credited with a pro rata allocation of earnings to such

Participant’s Account through the end of the month in which the Participant has a Separation from Service.
ARTICLE IV
RETIREMENT AND DEATH BENEFITS
4.1	Separation From Service

In the event of a Participant’s Separation from Service on or after completing five (5) Years of Credited Service and attaining age 55, he shall receive a Retirement Benefit, payable at the time and in the form set forth in Article V, equal to the balance credited to his Account as of the date of distribution of such benefit.

4.2	Vesting on Certain Separations From Service

Notwithstanding the provisions of Section 4.1, a Participant who, prior to completing five (5) Years of Credited Service or prior to attaining age 55, has a Separation from Service for any reason, including death or Disability, other than a termination by the Company with Cause or a termination by the Participant without Good Reason, shall be eligible to receive a Retirement Benefit, payable at the time and in the form set forth in Article V, equal to the balance credited to his Account as of the date of distribution of such benefit.

4.3	Death Benefit

In lieu of a benefit payable under Section 4.1 or 4.2, a Participant’s Beneficiary shall receive a death benefit in the event that the Participant dies after becoming eligible, or the Participant’s death results in the Participant becoming eligible, to receive a Retirement Benefit in accordance with either Section 4.1 or Section 4.2, but before payment of such Participant’s Retirement Benefit has actually been made or commenced. Such death benefit shall be payable at the time and in the form set forth in Article V, and shall be equal to the balance credited to the Participant’s Account as of the date of distribution of such benefit.

4.4	Separation from Service Prior to Vesting or For Cause

Notwithstanding any other provision of this Plan to the contrary, upon (i) a Participant’s Separation from Service prior to or which does not result in the Participant being eligible to receive a Retirement Benefit under either Section 4.1 or Section 4.2, or (ii) the Participant’s Separation from Service for Cause, the Participant shall forfeit any right or interest in any Retirement Benefit under Sections 4.1 or 4.2, and no benefit shall be payable to or on behalf of such Participant under this Plan.

4.5	Effect of Change in Control

Notwithstanding the foregoing, upon the occurrence of a Change in Control, (a) a Participant who has an Account balance under the Plan as of the date of such Change in Control shall be deemed vested in his full Account balance regardless of his Years of Credited Service and age at the time of any Separation from Service following such Change in Control, and (b) notwithstanding any provision of this Plan to the contrary or any election by the Participant pursuant to Article III, the Participant’s Retirement Benefit shall be paid in a Lump Sum distribution as soon as practicable after the date of the Participant’s Separation from Service following such Change in Control or, if the Participant is a Specified Employee at the time of his Separation from Service, the first day of the seventh calendar month following the month that includes the date of his Separation from Service.

4.6	Compliance with Certain Obligations. Notwithstanding any other provision of this Plan to the contrary, each Participant’s right to Retirement Benefits shall be subject to such Participant’s compliance with his or her material obligations under any employment or similar agreement between the Parent or Company and the Participant or under any written code or policy of the Parent or Company as in effect from time to time. If at any time during a Participant’s employment with the Parent or Company or within two (2) years following termination of such employment the Compensation Committee determines in good faith that a Participant has breached any such material obligations, such Participant shall forfeit all rights to Retirement Benefits under the Plan; provided, however, that if such determination is made by the Compensation Committee after payment of such Participant’s Retirement Benefit has been made or commenced, the Company shall determine in good faith the amount of all such payments previously received by the Participant pursuant to the Plan plus interest on such payments at a rate of 6% compounded annually (the “Repayment Amount”), and (i) the Company shall be entitled to set-off the Repayment Amount against any amount owed to the Participant by the Company and (ii) the Participant shall be obligated to pay the balance of the Repayment Amount to the Company within thirty (30) days of the Participant’s receipt of written notice from the Company of such Repayment Amount.
ARTICLE V
TIMING AND FORM OF RETIREMENT BENEFIT
5.1	Timing
(a)	General Rule. Unless the Participant has elected, in accordance with Article III, a later commencement date, the Participant’s Retirement Benefit under Section 4.1 or Section 4.2, as the case may be, shall be paid or commenced as soon as practicable after the first day of the calendar month following the month that includes the date of his Separation from Service; provided, however, that if the Participant is a

Specified Employee as of the date of his Separation from Service, and such Separation from Service is for a reason other than death or Disability, the applicable Retirement Benefit shall be paid as soon as practicable after the first day of the seventh calendar month following the month that includes the Participant’s Separation from Service.

(b)	Death Benefit. A benefit paid under Section 4.3 as a result of the death of a Participant shall commence as soon as practicable following the Participant’s death.

(c)	Certain Accelerated Payments. Notwithstanding the foregoing, the provisions of subsection (a) shall not be applicable to a payment that becomes due under the following circumstances:
(i)	QDROs

Notwithstanding the foregoing, the time or schedule of a payment of a vested Retirement Benefit to an individual other than the Participant may be accelerated as may be necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(ii)	Payment of Employment Taxes

Notwithstanding the foregoing, the time or schedule of payment to a Participant may be accelerated to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), as applicable, on compensation deferred under this Plan (the “FICA Amount”). Additionally, the time or schedule of a payment may be accelerated to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section 5.1(c)(iii) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(iii)	Payments Upon Income Inclusion Under Section 409A

Notwithstanding the foregoing, the time or schedule of payment to a Participant may be accelerated in the Company’s discretion if at any time the Plan fails to meet the requirements of Code Section 409A and regulations and other guidance promulgated thereunder; provided, however, that any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations and other guidance.

(iv)	Other Events or Conditions

Upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.
(d)	Certain Delayed Payments
(i)	Any payment or distribution that becomes due or payable under the terms of the Plan shall be delayed in the following circumstances:
(1)	the Compensation Committee reasonably anticipates that the Parent’s or Company’s tax deduction with respect to such payment would be limited or eliminated by application of Section 162(m) of the Code;

(2)	the Compensation Committee reasonably anticipates that the making of the payment will violate a term of a loan agreement or other similar contract to which the Parent or Company is a party and such violation will cause material harm to the Parent or Company (provided, that the Parent or Company entered into such loan agreement (including such covenant) or similar contract for legitimate business reasons and not to avoid the restrictions or requirements of Section 409A of the Code);

(3)	the Compensation Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law (provided, that the making of a payment that causes inclusion in gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law for purposes of this subsection); or

(4)	upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.
(ii)	Any payment or distribution that is delayed pursuant to this Section 5.1(d) must be paid at the earliest date upon which the Compensation Committee reasonably determines:
(1)	with respect to any payment delayed under subsection (d)(i)(1), that the deduction of the payment will not be limited or eliminated by application of Section 162(m) of the Code or the calendar year in which the Participant Separates from Service;

(2)	with respect to any payment delayed under subsection (d)(i)(2), that the payment will not cause a violation of the loan agreement or similar contract, or such violation will not cause material harm to the Parent or Company; and

(3)	with respect to any payment delayed under subsection (d)(i)(3), that the payment will not cause a violation of Federal securities laws or other applicable law.
5.2	Form
(a)	Normal Form of Benefit. Unless the Participant has elected, in accordance with Article III, an optional form of distribution provided under Section 5.2(b), or the Lump Sum form of distribution automatically applies as set forth in Section 4.5, and subject to the provisions of Section 5.2(c), the applicable Retirement Benefit shall be paid as a Lump Sum.

(b)	Optional Forms of Benefit. In accordance with the election requirements of Article III, a Participant may file a written election to receive his Retirement Benefit in one of the following optional forms in lieu of the Lump Sum set forth in Section 5.2(a):
(i)	a Single Life Annuity;

(ii)	a One Hundred Percent Joint and Survivor Annuity;

(iii)	a Fifty Percent Joint and Survivor Annuity; or

(iv)	a Ten-Year Certain Annuity.
(c)	Death Benefit. Notwithstanding any provision of this Section 5.2 to the contrary, the death benefit described in Section 4.3 shall be paid in a Lump Sum distribution to the Participant’s Beneficiary.
5.3	Effect of Separation From Service and Reemployment
(a)	If the Participant incurs a Separation from Service for any reason, he shall cease to accrue any benefits under this Plan unless and until the Participant is subsequently reemployed.

(b)	Notwithstanding anything in the Plan to the contrary, if the Participant is subsequently reemployed by the Parent or Company after commencing any Annuity Form of Benefit, such Annuity Form of Benefit shall not be suspended during such reemployment. In addition, if the Participant is subsequently reemployed by the Parent or Company after receiving a lump sum distribution of his entire Retirement Benefit, the Participant will not be entitled to any additional benefit accrual or payment relating to any period of employment prior to his reemployment (except that such prior employment shall be included in calculating the Participant’s Years of Credited Service).
ARTICLE VI
FUNDING
The Plan is an unfunded arrangement. No portion of any funds of the Parent, the Company or any of its affiliates shall be required to be set apart for a Participant or Beneficiary. The rights of a Participant or Beneficiary to the payment of the Retirement Benefit shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, and/or from any grantor trust, or other funding vehicle that the Company, in its discretion, may establish consistent with the tax deferral objective of this Plan; provided, however, that no Participant or Beneficiary shall at any time have any right to all or any portion of the assets of or associated with any such trust, insurance contract or other funding vehicle.
ARTICLE VII
AMENDMENT AND TERMINATION
7.1	Amendment

The Compensation Committee shall have the right to amend the Plan for any reason, at any time and from time to time. No amendment of the Plan shall cause, without the Participant’s written consent, a reduction in the accrued Retirement Benefits, whether vested or unvested, or any other benefits to which the Participant or his Beneficiary would have been entitled as of the effective date of such amendment under the terms of this Plan absent such amendment. Furthermore, no amendment may result in an acceleration of benefit payment (except as may be permitted by section 409A of the Code). Any action by the Compensation Committee to amend the Plan shall be undertaken by a resolution duly adopted at a meeting of the Compensation Committee, or by written consent of the Compensation Committee, in lieu of a meeting, as the case may be.

7.2	Termination

The Company may, by action of the Board, terminate the Plan subject to the following provisions:

(a)	The Plan shall not be terminated within two years following the occurrence of a Change in Control.

(b)	Upon termination of the Plan, Participants shall cease to accrue additional Retirement Benefits hereunder, but accrued Retirement Benefits, whether vested or unvested, as of the date of termination of the Plan shall be held, administered and distributed in accordance with the terms and conditions of the Plan as in effect on the date of Plan termination, except that:
(i)	Retirement Benefits under the Plan may be distributed prior to the time required under Article V if all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated, together with the Plan, as one arrangement under Section 409A of the Code, are terminated, subject to the following requirements: (A) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within 12 months of the termination of the Plan and such other arrangements, (B) all payments under the Plan and such other arrangements are made within 24 months of the date of such termination, and (C) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within five years following the date of termination of the Plan and such other arrangements.

(ii)	The Plan may be terminated at any time within 12 months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), in which case the amounts deferred under the Plan shall be distributed and included in Participants’ gross incomes in the latest of (A) the calendar year in which the termination occurs, or (B) the first calendar year in which the payment is administratively practicable.
ARTICLE VIII
GENERAL PROVISIONS
8.1	Payments to Minors and Incompetents

If the Participant or any Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Compensation Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Compensation Committee may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

8.2	No Contract

This Plan shall not be deemed a contract of employment with the Participant, and no provision hereof shall affect the right of the Company to terminate the Participant’s employment.

8.3	Non-Alienation of Benefits

No amount payable to, or held under the Plan for the account of, the Participant or any Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, the Participant shall be subject to any legal process of levy or attachment.

8.4	Income Tax Withholding

The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state or other income tax law, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Compensation Committee may prescribe.

8.5	Governing Law

The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of Delaware applicable to contracts entered into and performed in such state, without regard to the choice of law provisions thereof and to the extent that ERISA and other federal laws do not apply.

8.6	Captions

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.

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8.7	Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

8.8	Notices

The Participant shall be responsible for furnishing the Compensation Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

8.9	Binding Nature; Assignability

This Plan shall be binding upon the successors and assigns of the Company. No rights or obligations of the Company under this Plan may be assigned or transferred by the Company without the Participant’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.

8.10	Gender, Singular and Plural

All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) requires. As the context may require, the singular may be read as the plural and the plural as the singular.

8.11	409A Compliance

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Compensation Committee, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of the 1st day of August, 2006.

Wheeling-Pittsburgh Steel Corporation
By:	/s/ James G. Bradley

Title: Chairman and Chief Executive Officer

APPENDIX A
SCHEDULE OF INITIAL PARTICIPANTS

APPENDIX B
CONTRIBUTION FORMULA AND EXAMPLE
The annual SERP Contribution has three components
1)	401(k) Plan Match Component. For each Participant who is eligible to participate in the Company’s 401(k) Plan, the 401(k) plan match formula for the applicable year will be applied to all Compensation of such Participant in excess of the compensation taken into account under the 401(k) Plan. For purposes of this 401(k) plan match component, it will be assumed that the Participant is making the maximum deferral under the 401(k) plan.

2)	SEPP Plan Component. For each Participant who is eligible to participate in the Salaried Employees’ Pension Plan of Wheeling-Pittsburgh Steel Corporation (“SEPP”), the SEPP contribution formula will be applied to all Compensation of such Participant in excess of the compensation taken into account for purposes of determining the employer contribution under the SEPP (“SEPP Excess Compensation”). This results in an age-based SERP Contribution of:

Age	% of SEPP Excess Compensation
<35	2.75%
35-39	4.00%
40-44	5.50%
45-49	7.00%
50-54	8.50%
55-59	10.50%
60+	12.75%
3)	Age-Based Supplemental Component. The SERP will provide a supplemental age-based Contribution applied to all Compensation of:

Age	% of all Compensation
<45	0.00%
45-49	2.00%
50-51	3.50%
52-54	5.00%
55-57	10.00%
58-59	12.50%
60+	15.00%

Example of SERP Contribution Calculation

Name	Sample 1	Sample 2
Age	45	57
Service	3	10
Base Compensation	$140,000	$250,000
Bonus Compensation	$65,000	$150,000

401(k) Plan Match Component (3%* of Base above $220,000** plus Bonus)	$1,950	$5,400

SEPP Plan Component (Age-based % of Base above $220,000** plus Bonus)	$4,550	$18,900

Age-Based Supplemental Component (Age-based % of all Base and Bonus Compensation)	$4,100	$40,000

Total SERP Contribution	$10,600	$64,300

*	The current maximum Company match under the 401(k) Plan Match is 3% of the participant’s Base Compensation up to $220,000.

**	$220,000 amount is the current compensation limit under Section 401(a)(17) of the Code, which is indexed by the IRS each year for qualified retirement plans.
For Sample 1
401(k) Plan Match = 3% x 65,000 = $1,950
SEPP Plan = 7% x 65,000 = $4,550
Age-Based Supplement = 2% x 205,000 = $4,100
For Sample 2
401(k) Plan Match = 3% x (250,000 – 220000 + 150,000) = $5,400
SEPP Plan = 10.50% x (250,000 – 220,000 + 150,000) = $18,900
Age-Based Supplement = 10% x 400,000 = $40,000